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                                                                 Exhibit 21


SUBSIDIARIES OF THE COMPANY


Subsidiary                                     Location

Standard Microsystems Corporation (Asia)      Taipei, Taiwan
SMC Australia Pty. Ltd.                       Sydney, Australia
Standard Microsystems Corporation (Canada)    Oakville, Ontario, Canada
Standard Microsystems (Europe) Ltd.           London, England
SMC France, Inc.                              St. Germain-en-Laye, France
Standard Microsystems GmbH                    Munich, Germany
SMC Massachusetts, Inc.                       Andover, Massachusetts
SMC de Mexico SA de CV                        Mexico DF, Mexico
SMC North America, Inc.                       Various States
SMC Singapore,  Inc.                          Singapore
SMC International Ltd.                        Christ Church, Barbados